April 9, 2001


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Heritage Bankshares, Inc. and subsidiaries and on January 21, 2001, we reported on the consolidated financial statements of Heritage Bankshares, Inc. and subsidiaries as of and for the two years ended December 31, 2000. On April 3, 2001, we were notified of our dismissal as principal accountants of Heritage Bankshares, Inc. and subsidiaries. We have read Heritage Bankshares, Inc. and subsidiaries statements included under item 4 of its Form 8-K dated April 6, 2001, and we do not disagree with such statements insofar as they relate to Goodman & Company, L.L.P.


Very Truly Yours,

/s/ Goodman & Company, L.L.P.
Certified Public Accountants


Norfolk, Virginia
April 9, 2001